EX 10.04-Contract

                           SALES ASSOCIATE AGREEMENT:

                                  DICUT, INC.

THIS AGREEMENT made the 22nd day of September, 2003

BETWEEN:
Sidney Lederman an individual having an office at 4383 Bathurst St. Apt#1109, North York, Ontario. Canada M3H 3P8;
OF THE FIRST PART

AND;

DICLIT, INC., a body corporate having an office at 2150 Northwest Parkway SE Suite H, Marietta, Georgia 30067

OF THE SECOND PART

WHEREAS: Dicut, Inc. desires to retain Sidney Lederman to provide SALES services according to our previous discussions. Sidney Lederman has agreed to provide such services on the terms and conditions hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows: DUTIES AND OBLIGATIONS

1.1 Sidney Lederman shall provide SALES services for Dicut, Inc. as set forth in Attachment A below on an independent basis and such other SALES services as may be mutually agreed between the parties from time to time.

1.2 In performing its duties hereunder, Sidney Lederman shall at all times exercise the standard of care, skill and diligence normally provided in the performance of services similar to that contemplated by this Agreement. Sidney Lederman will not do anything that will violate the laws of the Securities and Exchange Commission of the United'States or any other regulatory agency overseeing the marketing of stock. If Dicut, Inc., whether at the request of Sidney Lederman or otherwise, engages the services of a specialist, Sidney Lederman shall be entitled to rely on the skill and knowledge of such specialist, and shall not be liable to Dicut, Inc. for any damages or loss arising out of or arising from the services of such specialist. Sidney Lederman shall be entitled to rely on the accuracy of any data furnished by Dicut, Inc. unless to do so would be unreasonable.

1 .3 Sidney Lederman shall not be required to devote his full time and attention to the affairs of Dicut, Inc. but shall be entitled, during the term hereof, to carry on such other businesses and undertakings as it sees fit.

1.4 Sidney Lederman shall not, either during the continuance of this Agreement or at any time thereafter, disclose the private affairs of Dicut, Inc. to any persons other than the Directors of Dicut, Inc. Sidney Lederman shall not, either during the continuance of this Agreement or any time thereafter, use for his own purposes or any purpose other than those of Dicut, Inc. any information they may acquire in relation to the business and affairs of Dicut, Inc.

REMUNERATION OF Sidney Lederman

2.1 It is agreed that Sidney Lederman shall perform these services for twelve
(12) months commencing on the date signed below. For providing the services pursuant to the terms of this twelve (12) months Agreement, Sidney Lederman will be compensated a retainer of 1,000,000 shares of Dicut Inc. free trading shares registered under S-8 and it is further understood and agreed that he will disburse the sum of $100,000.00 USD to D1CUT INC. as full payment for the option agreement signed on July 20 2002.

2.2 Although no travel is anticipated, Sidney L.ederman shall be reimbursed for all traveling expenses actually and properly incurred by Sidney Lederman in connection with carrying out duties arising hereunder and directly related to activities carried out on behalf of Dicut, Inc. Dicut, Inc. must approve such expenses in advance. Sidney Lederman shall furnish to Dicut. Inc. statements and vouchers as and when required by Dicut, Inc.

TERM

3.1 The term of this Agreement shall be for a period of twelve (12) months commencing on the date hereof, unless earlier terminated as set out in

Section 3.2, 3.3, 3.4 or 3.5

3.2 At the end of the twelve (12) months, if not terminated in writing through the U.S. Postal Service, this agreement will automatically renew for an additional twelve (12) months on the anniversary of the signature date below

3.3 Sidney Lederman services to Dicut, Inc. may be terminated by post in writing by Sidney Lederman upon 30 day written notice to Dicut, Inc. subject to the terms contained herein. 3.4. Dicut, Inc. can terminate this agreement in the event Sidney Lederman fails to adequately provide the services as described in Schedule A. If Sidney Lederman fails to provide the services as described in Schedule A, Dicut, Inc. can move to terminate this agreement by post in writing. If Dicut, Inc. moves to terminate this agreement, Dicut, Inc. must state in their termination letter the reason for the termination of this contract.

3.5 This agreement can also be terminated upon the mutual decision of the parties hereto.

INDEMNIFICATION OF Sidney Lederman

4. Dicut, Inc. shall and hereby agrees to indemnify and save harmless Sidney Lederman from and against all claims and demands of any nature or kind whatsoever brought against Sidney Lederman as a result of its performance in good faith of the duties and obligations required of Sidney Lederman hereunder.

INDEMNIFICATION OF COMPANY

5. Sidney Lederman shall and hereby agrees to indemnify and save harmless Dicut, Inc. from and against all claims and demands of any nature or kind whatsoever that may be brought against Dicut, Inc. as a result of Sidney Lederman's performance in good faith of the duties and obligations required of Dicut hereunder.

RESTRICTION ON ASSIGNMENT

6. Neither this Agreement nor any of the rights, benefits or obligations arising from or out of the terms of this Agreement shall be assignable by either party hereto without the prior written consent of the other party hereto.

NOTICE

7. Notice of termination shall be deemed given by one party to the other party when sent by U.S. Postal Service.

TIME

8. Time shall be of the essence of this Agreement.

FURTHER ASSURANCES

9.1 The parties hereto covenant and agree to execute and deliver any end all further assurances or other documents necessary to give full effect to the meaning and intent of this Agreement

9.2 While striving to improve the stock performance of Dicut Inc., Sidney Lederman does not guarantee an increase in the volume of the stock traded or the value the stci

9.3 The marketing/promotion services offered in this contract by Sidney Lederman are not to be misconstrued as to being a "quick fix" of any sort. In most cases it takes the entire term of this agreement to achieve the goals as stated in Attacment A.

ENUREMENT 10.This Agreement shall endure to the benefit or arid be binding upon the parties hereto and their respective successor and permitted assigns.

GOVERNANCE

11. The provisions of this Agreement shall be governed by and interorated in accordance with the laws of the State of C Attorneys fees for any disputee from or related to this

Agreement shall be the responsibility of each party and not a part of the settlement thereof. IN WITNESS, The parties hereto have executed this document as of the date and year written below

By:/s/Pierre Quilliam
-------------------
Pierre Quilliam
Director/ President
Dicut.Inc.

By: /s/ Sidney Lederman
----------------
Sidney Lederman
Associate

Data: September 22, 2003